Exhibit 10.7

                           TECO ENERGY, INC.
                    VOLUNTARY RETIREMENT AGREEMENT
                          AND GENERAL RELEASE

     THIS AGREEMENT AND GENERAL RELEASE (the "Agreement") is dated as of April 23, 1999, by and between A. D. Oak (the "Officer") and TECO Energy, Inc., whose address is 702 North Franklin Street, Tampa, Florida 33602 (the "Company").

     WHEREAS, the Officer is currently employed in the position of Executive Vice President and Chief Operating Officer; and

     WHEREAS, the Officer has elected to take early retirement under the terms of this Agreement as of May 1, 1999, and;

     WHEREAS, in recognition of the Officer's service to the Company, the Company desires to extend certain benefits and to make certain payments to the Officer; and

     WHEREAS, the parties have mutually agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

     1.   RETIREMENT DATE

     (a) The Officer hereby notifies the Company of his intention to retire from the Company effective as of May 1, 1999 (the "Retirement Date").

     (b) The Officer and the Company agree to cooperate in the development of joint internal and external announcements prior to the Retirement Date in connection with his retirement. Upon issuance of such announcements, the Officer agrees that he will coordinate with the Company in responding to all inquiries from the news media. Without limitation of the foregoing, the Company and the Officer have agreed to address the misleading statements attributed to a Company spokesman in the Tampa Tribune article dated April 28, 1999, by sending the letter to the Business Editor of the Tampa Tribune dated April 29, 1999, a copy of which has been provided to Officer.

     (c) From time to time after the Retirement Date, the Company shall direct all inquiries from a potential employer of the Officer to the Vice President - Human Resources who will respond to such inquiries in a positive manner, and upon request of the Officer, shall provide a positive letter of recommendation.







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     2.   COMPENSATION AND BENEFITS

     (a) Within ten (10) days following the Retirement Date, the Company shall make payments to the Officer as follows:

          (i) a lump-sum payment for his accrued but unused vacation allowance for 1999, and any accrued vacation allowance for 2000, as specified in Administrative Policy I.3.1, Paragraph III B;

          (ii) a lump-sum payment comprised of the following:

               (x) an amount equal to two and one-half (2.5) times the sum of the Officer's base salary as of the Retirement Date and the average of his incentive payments for calendar years 1997 and 1998; and

               (y) an amount equal to the present value of two (2) additional years of age and service credit under the Officer's Supplemental Executive Retirement Plan (the "SERP").

          (iii) a payment equal to the present value of the Officer's SERP as of the Retirement Date, paid as a lump-sum in accordance with the Officer's election.

     (b) The restrictions upon all of the restricted stock granted to the Officer under the TECO Energy, Inc. 1996 Equity Incentive Plan shall terminate, and all of such restricted stock shall vest for the benefit of the Officer, as of the Retirement Date, subject to the provisions of such plan.

     (c) All of the Officer's outstanding TECO Energy, Inc. stock options shall remain exercisable by the Officer at any time on or before the expiration date specified for each applicable stock option grant, in accordance with the provisions of such grant.

     (d) All benefits granted or amounts paid by the Company as provided in Sections 2(a) and (b) above shall be reduced by the amount of applicable FICA and federal withholding taxes.

     (e) Immediately prior to the Retirement Date, the Officer and his dependents, Diane Oak, Daren Oak and Alison Oak (collectively, the "Covered Individuals") were covered under the Company's medical, hospitalization and dental benefit plan (the "Existing Plan"). After the Retirement Date, the Company shall provide to the Covered Individuals the same medical, hospital and dental coverage and benefits as the Company provides to other retired employees of the Company (the "Plans"), as such Plans may change from time to time; provided, however, no such Plan change shall have the effect of rendering Daren Oak ineligible to be covered thereunder as a dependent of the Officer. The Company's obligations under this Section 2(e) shall continue, with respect to Alison Oak, until she no longer qualifies as a dependent of the Officer under the Plans, and shall continue, with respect to each of the other Covered Individuals, until

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his  or  her  death;  provided,  however,  the  Company's  obligations pursuant to this Section 2(e) shall expire with respect to a Covered Individual if, after the Retirement Date, such Covered Individual
obtains   comparable  coverage  (including  coverage  for  preexisting conditions,  if any) under another medical, hospitalization and dental
plan.    The  Officer  shall  pay  the Company either directly or as a deduction from any monthly retirement benefits due to him, for the coverage provided pursuant to this Section 2(e), on a monthly basis, an amount calculated in the manner which is the same for any other officer who had attained 27 years of service with the Company as of the Retirement Date.

      3.  CONFIDENTIALITY AND OTHER CONDUCT

     (a)  The  Officer  recognizes  and  acknowledges  that during the course of his employment with the Company, he has developed, participated in the development of, been exposed to, has had access to, and has had disclosed to him information and material developed specifically by and for the benefit of the Company (including its parent company and other subsidiaries), sensitive and/or proprietary information, strategic planning and financial information, business planning, operations and marketing information, and personnel and plant security information, and, in each case, specific Company policies, practices and procedures related thereto and other matters, including without limitation trade secrets, trademarks, service marks, trademarked and copyrighted material, patents, patents pending, financial and data processing information, data bases, interfaces, and/or source codes, Company procedures, specifications, commercial information or other Company or Customer records as described in Administrative Policies I.8.7. and I.1.28, including any information or material, belonging to others which has been provided to the Company on a confidential basis, all of which are hereinafter referred to as "Confidential Information."

     (b) The Officer agrees to maintain, in strict confidence, the Confidential Information and agrees not to disclose the Confidential Information or the terms of or the amount of the consideration paid as part of this Agreement to any third party or to use the Confidential Information to benefit himself or any third party. The Officer shall b e p rohibited from using, duplicating, reproducing, copying, distributing or disclosing the Confidential Information regardless of form or purpose, including without limitation verbal disclosure, data, documents, electronic media or any other media form. The Officer also agrees to continue to abide by the non-disclosure and non-use obligations relating to Company records, information, and property contained in the Company's Standards of Integrity.

     (c) The restrictions on the Officer's disclosure of Confidential Information set out herein do not apply to such information which (i) is now, or which hereafter, through no act or failure to act on the part of the Officer becomes, generally known or available to the public; or (ii) is required to be disclosed by a court of competent jurisdiction or by an administrative or quasi-judicial body having jurisdiction over the subject matter after the Officer has given the Company reasonable prior notice of such disclosure requirement.

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     (d)  The  Officer  agrees  to  conduct  himself in all actions or conduct relating to the Company in a manner consistent with existing Company policy and to refrain from engaging in any conduct or activity that in any manner harasses or interferes with the Company, its employees, officers and/or directors or holds the Company up to ridicule in the community or which jeopardizes or adversely affects the business or reputation of the Company. Likewise the Company agrees to conduct itself in all actions or conduct relating to the Officer in a manner consistent with the existing Company policy and to refrain from engaging in any conduct or activity that in any manner harasses or disparages the Officer, holds him up to ridicule in the community, or jeopardizes or adversely affects his reputation.

     (e) The Officer hereby waives all rights to employment with the Company and agrees not to seek employment with the Company at any time in the future.

     4.   COMPETITION

     (a) C o venant Not to Compete. The Officer, directly or indirectly, in any capacity, either for himself, or on behalf of any corporation, partnership, joint venture, business trust, or other person or entity, shall not:

     For a period of two (2) years commencing on the date of this Agreement ("Prohibited Period"), (i) (a) engage in any business, or acquire an interest in any business as a director or officer, partner, stockholder, proprietor or otherwise (except as the beneficial owner of publicly-traded stock), or become affiliated as an agent or consultant of or provide any consulting services to any business or activity having its principal place of business within the State of Florida that is in competition with any business or material activity in which the Company is engaged or planning to be engaged as of the Retirement Date, or (b) engage in, or provide services with respect to, strategic planning, marketing and sales in the State of Florida for any such business or material activity regardless of its principal place of business; ("Competitor"); (ii) solicit, divert, do business with, or accept business from any person who is or has been a customer of the Company if such solicitation, diversion or business has the effect of or results in the Company's loss of all or a portion of such customer's business or potential business; (iii) represent any person in its dealings with the Company; (iv) influence or attempt to influence any employee of the Company to terminate his/her employment with the Company; or (v) influence or attempt to influence any agent, customer, supplier, or distributor who has a business relationship with the Company to cease or adversely alter its business relations with the Company.

     (b) Consideration. In consideration for Officer's agreement to the preceding covenant not to compete set forth in Section 4(a) above, the Company agrees to pay the Officer FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) payable quarterly in the amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00). Such payments shall be due throughout the Prohibited Period so long as the Officer adheres to the covenant not to compete set forth in Section 4(a) hereof, breach of

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which  shall  entitle the Company to cease making such payments during the period of such breach in addition to the other remedies set forth in Section 6 hereof. Such payments shall be made on the first day of the month immediately following the last day of each calendar quarter. The first payment hereunder shall be due on July 1, 1999.

     The Officer's covenant not to compete pursuant to Section 4(a) is independent of any obligation of the Company to the Officer, including any obligation of the Company to the Officer under this Agreement other than its obligation to make payment under Section 4(b) hereof, and is not subject to any setoff, defense, deduction, or counterclaim based on any claim that the Officer might have against the Company other than a claim arising out of non-payment by the Company of the amounts specified in Section 4(b) hereof. The Officer stipulates that the geographic scope, duration, and the related restrictions are reasonable limitations necessary to protect the Company's business interests, and such restrictions do not unreasonably prevent the O f ficer from obtaining acceptable professional or occupational employment opportunities. The Officer acknowledges that his position with the Company has given him access to the Confidential Information defined herein, certain specialized knowledge and training not readily available to him otherwise, and that he has been directly and indirectly responsible for, participated in and contributed to the development of and managed certain of the Company's marketing and competitive business strategies. The Prohibited Period covering the obligations set forth in Section 4(a) above shall be extended by any period of time during which the Officer is in breach of such obligation.

     (c)  Reformation.     Each provision of the covenant set forth in
Section 4(a) shall be construed and interpreted so that it is valid and enforceable under applicable law. However, if a court of competent jurisdiction determines that the duration, geographical area, or proscribed activities contained in the restrictions under this Agreement would cause strict application of those restrictions to be invalid or unenforceable in a particular jurisdiction, the restrictions automatically will be reformed to shorten their duration, d i minish their geographical area, or confine their proscribed activities to the extent necessary (but only to such extent) to make the restrictions valid and enforceable.

     5.   RELEASE OF CLAIMS AND INDEMNIFICATION

     (a) For and in consideration of the payments and increased benefits made to the Officer pursuant to Section 2 hereof, the Officer, for himself, his heirs, executors, administrators, successors and assigns, hereby releases and agrees to hold harmless the Company (which, for purposes of this section includes the Company and any agent, officer, director or employee thereof) from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, against the Company that the Officer, his heirs, executors, administrators, successors, and assigns, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whatsoever, which has happened, developed or occurred on or before the date of this Agreement, arising out of Officer's employment

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with   or  termination  of  employment  from  the  Company  hereunder, including, but not limited to, claims for wrongful termination, discrimination, retaliation, invasion of privacy, defamation, slander, and/or intentional infliction of emotional distress and those claims arising under any federal, state, or local discrimination or civil rights or labor laws and/or rules or regulations, and/or common law, whether in contract or in tort, as they relate to the employment relationship of the Employee/Employer (including without limitation claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act (29 USC 626), Title VII of the Civil Rights Act of 1964, or the Employee Retirement Income Security Act, as such laws have been or may be amended from time to time); provided, however, nothing herein shall constitute a release by the Officer of any claim he may have arising under this Agreement, under the SERP, or under the various restricted stock agreements and stock option agreements to which he is a party.

     (b) In consideration of the mutual covenants herein contained, and for other good and sufficient consideration, receipt whereof is hereby acknowledged, the Company, for itself, its subsidiaries and affiliates, and all of their respective successors and assigns, hereby releases and discharges the Officer from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, against the Officer that the Company, its subsidiaries and affiliates, or any of their respective successors and assigns may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whatsoever, which has happened, developed or occurred on or before the date of this Agreement, arising out of the Officer's employment with or termination of employment from the Company hereunder; provided, however, nothing herein shall constitute a release by the Company of any claim it may have against the Officer arising under this Agreement.

     (c) E a ch party hereto acknowledges and agrees that this Agreement shall not be construed as an admission by the other party of any improper or unlawful actions or of any wrongdoing whatsoever against such party or any other persons, and each party expressly denies any wrongdoing whatsoever against the other party or any other employee.

     (d) The Officer covenants with and represents to the Company that he is the sole owner of any and all claims being waived and from which the Company is being released by the Officer in Section 5(a) above. The Company covenants with and represents to the Officer that it is the sole owner of any and all claims being waived and from which the Officer is being released by the Company in Section 5(b) above. Each party hereby covenants with and agrees to indemnify and save and hold harmless the other party against any and all liability, claims, suits, damages, costs, losses and expenses whatsoever, in any manner resulting from or arising out of the matters released above. The Company agrees to indemnify and save and hold harmless the Officer in accordance with the provisions of the Company's Bylaws in effect from time to time and applicable to any other officer who is then actively employed by the Company, to the extent permitted by law, against all expenses and liabilities incurred in connection with any threatened,

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pending  or  completed proceeding to which the Officer is or becomes a party  by reason of the fact that he was an officer or employee of the
Company.   The Company's obligation to indemnify the Officer hereunder is subject to the Officer providing the Company with prompt written notice of any threatened or existing suit, proceeding or claim.

     6.   REMEDIES

     (a) Remedy at Law Insufficient. The parties acknowledge that damages at law will be an insufficient remedy if: Officer violates the terms of Sections 3 and 4 hereof or if the Company or Officer breach the covenants contained in Sections 1 and 5 hereof, or if the Company inappropriately fails to make the payments pursuant to Section 2 hereof, and that each would suffer irreparable damage as a result of such violation. Accordingly, upon a violation of any of the covenants set out in such Sections applicable to the parties, the affected party, either Officer or the Company without excluding or limiting any other available remedy, shall be entitled to seek from a court of competent jurisdiction the following remedies:

          (1) Upon posting reasonable bond and filing with a court of c o m p etent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by Officer or the Company, appropriate injunctive relief or specific performance compelling the defaulting party or parties to comply with that obligation, without proof of monetary damage or an inadequate remedy at law; and

          (2) Reimbursement of all reasonable costs and expenses reasonably incurred by the non-defaulting party in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of the defaulting party's obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment execution proceedings.

     (b) Cumulative Remedies. The foregoing remedies are cumulative and in addition to all other remedies afforded or available to the parties by law or in equity, and the parties may exercise any such remedy concurrently, independently or successively.

     (c) Attorneys' Fees. In the event that either party is required to institute litigation or some other alternative dispute resolution process (other than the proceedings contemplated in Section 6(a) above) in order to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs from the other party.

     7.   SURVIVAL

     Neither completion of payments hereunder nor termination of this Agreement shall be deemed to relieve Officer or Company of any rights or obligations hereunder which by their very nature survive the completion of payments by the Company, including without limitation, Sections 1(b), 1(c), 2(b), 2(c), 2(e), 3, 4, 5 and 6 hereof. For the purpose of this Agreement, the term "Company" shall mean TECO Energy,

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Inc. and all of its subsidiaries and affiliates.

     8.   ENTIRE AGREEMENT

     Except as provided below, the Officer acknowledges and agrees that this Agreement contains the entire agreement between himself and Company and that no statements or promises have been made by either party concerning the subjects of this Agreement other than as expressly contained in this document. Notwithstanding the foregoing, the Officer's SERP and all of the restricted stock and stock option agreements between the Officer and the Company shall expressly survive the execution and delivery of this Agreement in accordance with their respective terms, as modified by the provisions of Sections 2(b) and 2(c) hereof.

      9.  EFFECTIVE DATE

     This Agreement shall be governed by the Laws of the State of Florida and shall become effective at the close of business on the seventh (7th) day following the date of this Agreement.

     10.  AUTHORITY OF COMPANY TO ENTER INTO THIS AGREEMENT

     The provisions of Sections 2(b) and 2(c) and the matters covered by this Agreement have been duly authorized by the Board of Directors of the Company at its meeting held on April 21, 1999.

     11.  FURTHER ASSURANCES

     Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

     12.  STATEMENT OF UNDERSTANDING

     THE OFFICER ACKNOWLEDGES THAT (A) HE HAS CAREFULLY READ THIS AGREEMENT AND RELEASE, KNOWS AND UNDERSTANDS THE CONTENTS CONTAINED IN IT AND HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE (21) DAYS AND (B) THE COMPANY HAS ADVISED HIM TO CONSULT AN ATTORNEY AND HE HAS BEEN GIVEN THE OPPORTUNITY TO DO SO. THE OFFICER DOES FREELY AND VOLUNTARILY ASSENT TO ALL OF ITS TERMS AND CONDITIONS AND SIGNS THIS AGREEMENT AS HIS OWN FREE ACT, AND UNDERSTANDS THAT HE HAS THE RIGHT TO RESCIND THIS AGREEMENT DURING THE SEVEN-DAY PERIOD DISCLOSED IN SECTION 9 ABOVE.

If the Officer chooses to waive the 21-day requirement, please indicate by initialing and dating the following paragraph in the space provided in the left margin.

	    	THE  OFFICER  DOES HEREBY WAIVE THE TWENTY-ONE (21) DAY PERIOD TO
____ 		CONSIDER THIS AGREEMENT AS REQUIRED UNDER THE OLDER WORKERS'
Initial  	BENEFIT  PROTECTION ACT (29 USC '626), BUT ACKNOWLEDGES THAT HE HAS
____  	REVIEWED  AND  CONSIDERED THIS AGREEMENT, HAS CONSULTED WITH

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		HIS
Date        ATTORNEY  AND  FREELY  AND VOLUNTARILY ASSENTS TO ALL OF ITS
		TERMS AND CONDITIONS AND SIGNS THIS AGREEMENT AS HIS OWN FREE ACT.

     IN WITNESS WHEREOF, TECO Energy, Inc. and Alan D. Oak, have caused this instrument to be executed in Tampa, Florida as of the date first written above.

WITNESSES:                    TECO ENERGY, INC., A FLORIDA
                              CORPORATION


                         By:  /s/ Girard F. Anderson
                         Name:     Girard F. Anderson
                         Title:    President and Chief Executive
                                   Officer


                     CAUTION! READ BEFORE SIGNING


                         By:  /s/ Alan D. Oak
                         Name:     Alan D. Oak
                         Date Signed:   April 30, 1999
































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